News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM EXPANDS PICEANCE BASIN ASSET BASE

Bakersfield, CA - June 8, 2006 - Berry Petroleum Company (NYSE:BRY) announced that it has entered into a definitive agreement with EnCana Oil & Gas (USA) Inc. (NYSE:ECA) to jointly develop a portion of EnCana’s North Parachute Ranch property in the Piceance Basin of western Colorado. Berry will fund the drilling of 90 natural gas wells on EnCana’s valley lands and will acquire 4,300 gross acres elsewhere in the North Parachute Ranch property with a working interest of 95% and a net revenue interest of 79%.

Robert F. Heinemann, president and chief executive officer of Berry said, “We are excited to have the opportunity to expand our reserves and drilling inventory in the prolific Piceance Basin. Berry’s asset base is rapidly becoming balanced between natural gas and crude oil. The Company estimates it now has proved and probable reserves of almost 850 billion cubic feet of natural gas equivalent in this basin when combined with the Grand Valley field acquisition completed earlier this year. This project has the size and scale to materially grow Berry’s natural gas production in the Rockies. With an inventory of 400 drilling locations, Berry plans to invest over $750 million of development capital over the next several years in this opportunity alone.”

Dan Anderson, vice president of Rocky Mountain production added, “We are pleased to partner with EnCana on this joint development project and look forward to maximizing the production and reserves from this new asset. In addition to the capital for the 90 participation wells, Berry will invest $24 million in 2006 to drill and complete wells on the Company’s acquired acreage. We have two rigs available to start drilling in July and anticipate having a total of six rigs in 2006 as part of a continuous drilling program in the basin. We expect the productivity of the North Parachute Ranch wells to be comparable to wells in our adjacent Grand Valley project. Initial natural gas production from these wells ranges from 1.3 million to 2 million cubic feet per day.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “will,” “plans,” “estimates,” “expect,” “anticipate,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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